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                                                                     EXHIBIT 8.2

                     [MILES & STOCKBRIDGE P. C. LETTERHEAD]

                                OCTOBER 15, 1998

Monocacy Bancshares, Inc.
222 E. Baltimore St.
Taneytown, Maryland 21787

Ladies and Gentlemen:

    We have acted as counsel to Monocacy Bancshares, Inc., a Maryland corporation ("Monocacy"), in connection with the merger (the "Merger") of Monocacy with and into F&M Bancorp, a Maryland corporation ("F&M") pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Merger dated as of September 4, 1998 by and between F&M and Monocacy (the "Agreement"), and the subsequent merger (the "Subsidiary Bank Merger") of Taneytown Bank & Trust Company, a Maryland-chartered commercial bank and a wholly owned subsidiary of Monocacy ("Taneytown") with and into Farmers & Mechanics National Bank, a banking association organized under the laws of the United States and a wholly owned subsidiary of F&M ("F&M Bank") pursuant to and in accordance with the terms and conditions of the Subsidiary Agreement and Plan of Merger dated as of September 4, 1998 by and between F&M Bank and Taneytown (the "Subsidiary Merger Agreement"), and it is intended that the Subsidiary Bank Merger be consummated immediately following the consummation of the Merger. This letter and the opinions expressed herein are being delivered in connection with the Agreement. Capitalized terms used but not defined in this letter have the respective meanings given to them in the Agreement.

    In giving the opinions set forth in this letter, we have examined and relied upon originals or copies of such documents, corporate records, certificates of officers of Monocacy and F&M, certificates of public officials and other instruments, including the Agreement and the Articles of Merger between Monocacy and F&M being filed on the date hereof with the State Department of Assessments and Taxation of the State of Maryland, and have conducted such other investigations of fact and law as we deemed necessary or advisable.

    In giving the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied upon by us had full legal capacity at the time of such execution, and (v) all public records reviewed by us or on our behalf are accurate and complete. We also have assumed that the Agreement constitutes the valid, binding and enforceable agreement of each of Monocacy and F&M, and that all representations and warranties or statements of fact set forth in the Agreement and the Articles (except to the extent such representations and warranties constitute conclusions of law to which this letter expresses our opinion) were when made and, as of the Closing Date are, true, correct and complete, and that all obligations imposed on the parties to the Agreement have been or will be performed or satisfied in accordance with their terms. We have further assumed that you have disclosed to us all of the documents that are relevant to the transactions that are the subject of the opinions set forth herein.
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    Based upon the aforementioned consultations and certificates, we also have assumed with your consent that the following representations are true on the date of this letter and will be true at the Effective Time:

    1. The fair market value of the F&M Common Stock and other consideration to be received by each Monocacy stockholder in the Merger will be approximately equal to the fair market value of the Monocacy Common Stock surrendered by each such stockholder in the Merger.

    2. On the Closing Date, the fair market value of the assets of Monocacy will exceed the sum of its liabilities and the liabilities, if any, to which its assets are subject and the fair market value of the assets of Taneytown will exceed the sum of its liabilities and the liabilities, if any, to which its assets are subject.

    3. None of the compensation received by any stockholder-employees of Monocacy will be separate consideration for, or allocable to, any of the shares of Monocacy Common Stock owned by such stockholder-employees, and any of the aforementioned compensation will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

    4. F&M has no plan or intention to reacquire any of its stock issued in the Merger.

    5. The liabilities of Monocacy assumed by F&M and the liabilities to which the transferred assets of Monocacy are subject were incurred by Monocacy in the ordinary course of its business and the liabilities of Taneytown assumed by F&M Bank and the liabilities to which the transferred assets of Taneytown are subject were incurred by Taneytown in the ordinary course of its business.

    6. The number of shares of F&M Common Stock and/or the amount of cash received by each Monocacy stockholder in exchange for his or her Monocacy Common Stock was determined in arms-length negotiations between F&M and Monocacy.

    7. No fractional shares of F&M Common Stock will be issued in the Merger. Rather, any shareholder of Monocacy entitled to a fractional interest in F&M Common Stock will receive cash in lieu thereof. The payment of cash in lieu of fractional share interests of F&M Common Stock will be solely for the purpose of avoiding the expense and inconvenience to F&M of issuing fractional shares, and it does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Monocacy shareholders instead of issuing fractional shares of F&M Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Monocacy shareholders in exchange for their Monocacy Common Stock. The fractional share interests of each Monocacy shareholder will be aggregated, and no Monocacy shareholder will receive cash in an amount equal to or greater than the value of one full share of F&M Common Stock.

    8. As a result of the Merger, at least 45% of the outstanding stock of Monocacy will be exchanged for stock in F&M. For purposes of this representation, shares of Monocacy Common Stock exchanged for cash (including Monocacy shares exchanged for cash in lieu of fractional shares of F&M Common Stock) will be considered outstanding stock of Monocacy as of the date of the Merger.

    9. Following the Merger, F&M will continue the historic business of Monocacy or use a significant portion of Monocacy's business assets in a business and following the Subsidiary Bank Merger, F&M Bank will continue the historic business of Taneytown or use a significant portion of Taneytown's business assets in a business.

    10. There is no intercorporate indebtedness existing between F&M and Monocacy, or between F&M Bank and Taneytown, that was issued, acquired, or will be settled at a discount.

    11. No parties to the transaction are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

    12. Neither Monocacy nor Taneytown is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    We have undertaken no independent investigation or verification with respect to any of the foregoing representations or any of the other factual matters on which our opinion is based.
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    Based upon the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

    1. The Merger and the Subsidiary Bank Merger will each constitute a reorganization within the meaning of Section 368(a) of the Code, and Monocacy and F&M, with respect to the Merger, and Taneytown and F&M Bank, with respect to the Subsidiary Bank Merger, will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and

    2. No gain or loss for United States federal income tax purposes will be recognized by Monocacy as a result of the Merger.

    3. No gain or loss for United States federal income tax purposes will be recognized by Taneytown as a result of the Subsidiary Bank Merger.

    4. No gain or loss for United States federal income tax purposes will be recognized by the Monocacy shareholders upon the exchange of their Monocacy Common Stock solely for F&M Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in F&M Common Stock).

    5. The aggregate tax basis of F&M Common Stock received by Monocacy shareholders who exchange all of their Monocacy Common Stock solely for F&M Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Monocacy Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    The opinions in this letter are limited to the United States federal income tax matters specifically covered herein. We have not been asked to express, and we do not express, an opinion in respect of any other tax consequences of the Merger. Without limiting the generality of the foregoing, no opinion is expressed with respect to the tax consequences of the Merger under any other provisions of the Code or the regulations thereunder or in respect of the tax consequences of any conditions existing at the Effective Time, or effects resulting from the Merger, that are not specifically addressed in this letter. No opinion is expressed in this letter in respect of the tax consequences of the Merger under applicable foreign, state or local laws or regulations.

    This letter is delivered, and the opinions set forth herein are given, solely to you in connection with the transactions contemplated by the Agreement. The opinions set forth herein may not be relied upon if any of the facts contained in the documents referred to herein or otherwise assumed herein are or later become inaccurate, or if any of the representations and warranties assumed by us herein are or later become inaccurate. In addition, our opinions are based upon existing law and applicable rules, regulations, rulings and court decisions in effect as of the date of this letter, all of which are subject to change at any time either prospectively or with retroactive effect. Any such change could modify or adversely affect the opinions set forth herein. We undertake no obligation to update or modify our opinions or this letter with respect to any changes in or affecting the Merger or any of the foregoing that may occur after the date of this letter.

    This letter and the opinions set forth herein may not be relied upon by you for any purpose other than that expressly set forth herein, and may not be relied upon, used, circulated, quoted from or otherwise referred to by any other person without our prior written consent. The opinions expressed herein are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

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                                MILES & STOCKBRIDGE P.C.

                                By:  /s/ JEFFREY A. MARKOWITZ
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                                     Principal
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